Exhibit 23.2: Consent of RSM US LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 filed of Ottawa Bancorp, Inc. of our report dated March 28, 2018, relating to the consolidated financial statements of Ottawa Bancorp, Inc. and Subsidiary appearing in the Annual Report on Form 10-K of Ottawa Bancorp, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Chicago, Illinois

June 20, 2018